Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of 89bio, Inc. (the “Company”) of our report dated September 19, 2019 (October 28, 2019 as to the retroactive effect of the reverse stock split and the Reorganization as described in Note 2 and Note 4, respectively) on our audit of the financial statement of 89bio, Inc. as of June 28, 2019, appearing in this Registration Statement.

/s/ Brightman Almagor Zohar & Co.

A Firm in the Deloitte Global Network

Tel Aviv, Israel

December 18, 2019